Exhibit 99.1

FINAL TRANSCRIPT

KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Event Date/Time: Apr. 07. 2008 / 9:00AM ET

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

CORPORATE PARTICIPANTS

David Holmes

Kinetic Concepts - Director, IR

Catherine Burzik

Kinetic Concepts - President and CEO

Paul Thomas

LifeCell - Chairman, President and CEO

Marty Landon

Kinetic Concepts - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Tao Levy

Deutsche Bank - Analyst

Mark Richter

Jefferies & Company - Analyst

Mike Weinstein

JPMorgan Chase - Analyst

Michael Matson

Wachovia - Analyst

Jayson Bedford

Raymond James - Analyst

Ed Shenkan

Needham & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Kinetic Concepts conference call to discuss the acquisition of LifeCell corporation.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. David Holmes, Director of Investor Relations for Kinetic Concepts. You may now begin your conference.

David Holmes - Kinetic Concepts - Director, IR

Thank you, Nakita, and good morning to all of you joining us to review the terms of the agreement announced this morning, which was unanimously approved by the Boards of KCI and LifeCell. And earlier today, we issued a joint press release announcing the strategic acquisition of LifeCell Corporation by KCI.

Our prepared remarks this morning will be accompanied by a slide presentation. This presentation, as well as the press release, can be accessed on the investor relations portion of KCI’s website at www.kci1.com.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Today’s call will include prepared remarks by Catherine Burzik, our President and Chief Executive Officer, Marty Landon, our Chief Financial Officer, and Paul Thomas, who is the Chairman, President and Chief Executive Officer of LifeCell. We are also joined by other selected members of each organization’s senior leadership team.

Following our prepared remarks, we will open the call for questions. Before we begin, I will refer you to our statement regarding the future availability of tender offer documents associated with this transaction. Please note that this conference call is neither an offer to purchase nor a solicitation to sell securities. The tender offer for LifeCell’s common stock described in today’s press release has not commenced.

When the tender offer does commence, investors should review KCI’s tender offer statement and LifeCell’s recommendation statement that will be filed with the SEC, as they will contain important information regarding the details of the tender offer and the views of LifeCell’s Board regarding the acquisition.

Please also be advised that our conference call this morning will include forward-looking statements, including future plans regarding growth in revenues and earnings. These statements are based on our current expectations and are subject to a number of risks and uncertainties which could cause actual results to differ from our expectations.

More information about potential risk factors may be found in the filings by KCI and LifeCell with the SEC. I would now like to turn the call over to Catherine Burzik, President and Chief Executive Officer of KCI.

Catherine Burzik - Kinetic Concepts - President and CEO

Thank you, David, and good morning to all of you joining us to review the terms of our planned acquisition of LifeCell, which demonstrates our commitment to growth and innovation for KCI. In early 2007, I outlined a strategic direction for KCI that would guide our efforts to create strong, sustainable and diversified growth capabilities. We have discussed over the past 12 months to 18 months our search for innovative, market-leading technologies with large complementary market opportunities and strong management.

We have long respected LifeCell’s leadership and have come to know them as a team of professionals aligned with our culture of improved patient outcome. Our vision is to create within KCI new platforms for growth that allow us to leverage our proven capabilities to serve large underpenetrated markets with innovative products that alter the practice of medicine.

At our analyst day event last September, we updated the market on our strong R&D capabilities, our robust product development pipeline and our plans for significant growth in the surgical suite. Today’s announcement sits squarely within these plans.

This morning we announced that we have reached a definitive agreement for the acquisition of 100% of LifeCell’s outstanding shares in a transaction valued at $1.7 billion. The acquisition will be executed through a tender offer process and we anticipate that the transaction will close during the first half of 2008. Marty will provide an overview of the financial aspects of the transaction in a moment.

This opportunity represents an important strategic step for KCI as we join forces with the recognized leader in the fast-growing tissue regeneration space. LifeCell’s AlloDerm is recognized today as the gold standard in tissue regeneration. Importantly, we share LifeCell’s enthusiasm for its next-generation product, Strattice, and believe that Strattice will provide new platforms for accelerated growth.

While substantial similarities exist, each party also brings a unique set of attributes to the transaction that together create a valuable platform for growth. Combining the capabilities of KCI, as the global leader in advanced wound care, with LifeCell, the recognized leader in tissue regeneration, will provide new opportunities along several important dimensions.

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Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

LifeCell is the right strategic fit for KCI. Both organizations bring to this transaction a shared vision and a history of introducing best-in-class therapies based on a fundamental understanding of the science and mechanisms of action around healing, tissue regeneration and repair. KCI plans to utilize its broad reach and global competencies in market development, regulatory and reimbursement functions to accelerate the global launch of Strattice.

As the clear market leader in the fast-growing, high-margin biosurgical space, LifeCell brings to this relationship best-in-class technology, with a suite of proven products and a robust development pipeline. This opportunity will provide KCI with a meaningful source of growth and diversification and will accelerate our strategy to reach the operating room and acute care setting.

Both KCI and LifeCell maintain market-leadership positions, serving a largely underpenetrated global market. Individually, we each have a proven suite of products, strong product development capabilities and a scientific foundation behind our success. Together, we will have a unique execution capability and a strengthened platform for innovation that will benefit patients around the world.

We believe that LifeCell will provide a new dimension to KCI’s growth capabilities, including an important step in the diversification of our revenue and growth profile. LifeCell is a $200 million business, with revenues that grew at 35% in 2007 and already represents 11% of the revenue of the pro forma Company.

This opportunity provides a meaningful enhancement to the growth trajectory that currently exists for our negative pressure technology platform. One of the unique aspects of this transaction is the preponderance of synergies that already exist, and we will serve to accelerate our growth and development within the new combined entity.

Our plan is to leverage LifeCell’s acute care sales force to increase the penetration of KCI’s current and planned products in the operating room. Additionally, the KCI sales force will be utilized to bring LifeCell’s products to areas that the LifeCell sales force does not call on, areas such as wound care clinics that treat chronic wounds. Also, our plan calls for expansion of our organization in Europe to enable launch of LifeCell’s Strattice product in key European countries.

In summary, KCI’s market reach will significantly augment the current marketing capability of LifeCell. We envision significant synergy also in the R&D capabilities of the combined organization. Today, both organizations share similar philosophies around research and product development.

With this foundation, uniting the two companies’ complementary technical capabilities will enhance the current products in the portfolio and facilitate the timely commercialization of high-value solutions to complex, unmet clinical needs. In addition, clinicians already utilize KCI’s V.A.C. therapy in conjunction with LifeCell’s AlloDerm and Strattice products, where together they have been shown to achieve optimal clinical results in the management of complex patients.

Both KCI and LifeCell have achieved their respective leadership positions through a dedicated investment in technology and science. And the opportunity to combine these capabilities creates important technological synergies. Our negative pressure technology platform uniquely complements LifeCell tissue regeneration matrix technology and will create key attributes that provide for superior tissue repair and regeneration capabilities.

We are excited by the future product possibilities that will be enabled as a result of bringing KCI’s and LifeCell’s technologies together to fulfill unmet medical needs in the rapidly expanding tissue regeneration and biosurgical market. Specifically, we believe that LifeCell’s market leadership position in the area of tissue regeneration technologies will add an important dimension to KCI’s efforts aimed at broadening our reach across the entire wound healing continuum and entrance into the biosurgical arena. As we have discussed previously, KCI’s new product pipeline includes innovations aimed at the surgical suite.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Our plans call for leveraging LifeCell’s extensive network of relationships with surgeons in the acute care setting to enable us to better penetrate this market with new negative pressure technology products such as our Surgical Wound Management System.

KCI’s global infrastructure provides a new commercial platform for growth for LifeCell’s products internationally. We have analyzed the opportunities for LifeCell’s Strattice product in Europe and plan to immediately commence market development in preparation for the launch of Strattice in key countries in Europe.

We will leverage our current commercial and regulatory capabilities in Europe, as well as build additional sales capability specifically focused on the surgical suite. Our plans for integrating LifeCell into the KCI organization will create minimum disruption to ongoing operations. The cultures of the two companies are very similar.

Each believes that patient focus is paramount. LifeCell and KCI each have leadership teams with extensive experience in the biosurgical space. LifeCell will become the third leg of our growth platform, alongside our V.A.C. and Therapeutic Support Systems businesses. LifeCell’s operations and headquarters will remain intact in Branchburg, New Jersey and Paul Thomas will become a member of KCI’s Executive Committee, reporting directly to me.

As you know, Paul and his leadership team have built an outstanding business. We are honored to welcome Paul and his management team into the KCI family. And at this time, I would like to turn the call over to Paul Thomas, Chairman, President and CEO of LifeCell, to give his insight on this transaction.

Paul Thomas - LifeCell - Chairman, President and CEO

Thanks, Cathy, and good morning, everyone. On behalf of the Board of Directors and the management team at LifeCell, I’d like to express our confidence in the value of this transaction and the relationship that it creates. We see this opportunity as one that generates significant value for our shareholders and the patients that we serve and provides a unique opportunity for growth in our employees.

It’s our belief that our combined capabilities will produce an environment of sustained innovation and a product development pipeline that will benefit patients around the world. Over the course of our discussions, we have come to note KCI as a team of professionals that share our passion for innovation and scientific discovery to create therapies that change the practice of medicine.

We share in the excitement around the immediate product synergies that were outlined by Cathy, but believe them to be overshadowed by the new development capabilities that this transaction creates. We will work diligently to fully develop the opportunity that this relationship creates and are very proud to be part of the KCI team. At this time, I’d like to turn the call over to Marty Landon, CFO of KCI, who will share with you some of the financial highlights of today’s announcement.

Marty Landon - Kinetic Concepts - SVP and CFO

Thanks, Paul. I want to begin with a high-level summary of the key terms of our agreement. As noted in our press release, this transaction calls for the purchase of all outstanding shares of LifeCell in a cash transaction totaling $1.7 billion net of cash on hand.

This price equates to $51 per share for LifeCell’s outstanding stock and it’s our plan to have the transaction completed during the first half of 2008. Proceeds from our fully underwritten financing will be utilized to acquire the shares, refinance our existing debt and pay all associated transaction costs.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Numerous financial benefits accompany this transaction. This combination adds a meaningful revenue base to our existing business, with a large upside opportunity. Growth in LifeCell’s projected revenues will augment KCI’s growth plans, adding well north of 200 basis points to our forecasted growth rate over the planning horizon, while providing meaningful revenue diversification.

LifeCell’s high-value product portfolio also enhances the already-favorable margins enjoyed by KCI. We expect earnings growth to accelerate faster than revenue growth, even before considering rapid debt repayment.

Our strong balance sheet and cash generation capabilities have assisted us in securing fully underwritten debt financing from Bank of America and JPMorgan Chase. Upon closing, we estimate that we will be levered at a modest 2.9 times trailing EBITDA and our combined cash flow will allow for rapid debt reduction.

We forecast that the transaction debt can be substantially paid off by 2011 and we do not anticipate any impact on KCI’s credit ratings. With revenue and margin growth and diversification of our key business drivers, we anticipate rapid earnings growth. We expect the transaction to be accretive on a cash basis in 2009 and significantly accretive thereafter.

On a GAAP basis, we expect accretion beginning in 2010. As part of a permanent financing structure and subject to market conditions, we’ll consider issuing equity-linked securities sometime in 2008. In all scenarios, we expect double-digit cash accretion in 2010 on a cash EPS basis. And at this time, I’ll turn the floor back over to Cathy.

Catherine Burzik - Kinetic Concepts - President and CEO

Thank you, Marty. Before we open the call for questions, I want to reiterate my personal commitment and excitement about the opportunity that this transaction creates. It is our firm belief that this relationship will result in significant benefits and synergies that will create value for our shareholders, our employees and the patients that we serve around the world. And at this time, I’ll turn the call back over to the operator for our Q&A session.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS)

And your first question comes from the line of Tao Levy of Deutsche Bank. Please proceed.

Tao Levy - Deutsche Bank - Analyst

Can you hear me okay?

Catherine Burzik - Kinetic Concepts - President and CEO

Yes, we can hear you.

Tao Levy - Deutsche Bank - Analyst

Okay, great, thanks. Maybe first off, for those who don’t cover LifeCell, maybe could you just walk us through some of the key drivers to LifeCell recently, and how are the two products currently utilized in the marketplace in combination? Thanks.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Catherine Burzik - Kinetic Concepts - President and CEO

So, Tao, this is Cathy. Let me just give you a little bit of perspective on strategically why KCI believes that this is a really sound acquisition and then I’ll turn it over Paul maybe to make some comments relative to LifeCell. But as we have communicated over the course of the last year, KCI really has been taking a very strategic look at where we wanted to bring the business in the future.

And one of the areas, and we talked about this at the analyst day, is that the area of biosurgicals and tissue regeneration is of keen interest to us. More and more, we see doctors and physicians, surgeons, utilizing V.A.C. as a tissue regeneration device.

We also have in our development pipeline, as we’ve been talking about, several products aimed for the operating room. Our Surgical Wound Management System, our negative pressure-based Vacuum Tissue Regeneration System, all of these things we knew over time are going to bring KCI more and more into the operating room.

So during the course of 2007, as I learned more and more about LifeCell, it really looked like the right strategic fit for KCI, and maybe Paul could describe a little bit about LifeCell’s products.

Paul Thomas - LifeCell - Chairman, President and CEO

Sure. Tao, if you’re not familiar with LifeCell, we have been building a leadership position in regenerative medicine over the course of the last several years and specifically we have a portfolio of biologic-based products, both human and animal based, that are used in a variety of clinical applications.

Today, our primary focus is in the repair of challenging hernias, as well as breast reconstruction following mastectomy. We have, as Cathy noted in her remarks, been growing this business very rapidly. I believe last year we grew our revenues on the order of 35% or so and ended the year with about $190 million in revenue.

We see a lot of opportunity to continue to grow our business going forward. In fact, we’re about 25% penetrated in the challenging hernia repair market, about 35% penetrated in breast recon following mastectomy, so we think we have a lot of runway ahead of us in terms of growth in the existing applications and also see lots of opportunity to grow in new applications that we continue to explore with our product development group.

I think this transaction with KCI is very interesting and important for both companies. From LifeCell’s perspective, it enables us to leverage KCI’s global distribution capabilities, which is important as we begin to think about the launch of Strattice in Europe. And also, I think there’s an opportunity in the future to leverage KCI’s presence and competencies in the chronic wound arena to potentially take some of the LifeCell products into that arena.

So from our perspective, a very strong and synergistic fit. And as Cathy noted as well, we do see the V.A.C. system used in combination with AlloDerm and Strattice, especially in open bellies, where they’re trying to reduce the size of the defect before they treat it with AlloDerm and Strattice. So I think there’s a lot of strategic sense behind this combination.

Tao Levy - Deutsche Bank - Analyst

And that’s kind of what I was going after, that last point that you mentioned, Paul. Do you know roughly what percentage of current LifeCell procedures have V.A.C. somewhere mixed in there?

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Paul Thomas - LifeCell - Chairman, President and CEO

Yes, and we had this sort of conversation with my sales and marketing team, and it really depends on the particular application. If you’re talking about what we would classify as grade five hernias, which are these open bellies, it’s used very, very frequently because what you really want to do is reduce the size of the defect before you even attempt to undertake a repair.

In some of the more routine-type hernias, it’s probably used a lot less often, so I’d say today, if you sort of look across the spectrum, it’s difficult to get an exact percentage, but I would guess it’s in the neighborhood of 10%. But I think the more meaningful, perhaps, perspective on this is what could it be in the future. And I think this is perhaps what Cathy was alluding to, is there might be opportunities in the future to provide a combination therapy, where you take some of KCI’s new products and combine them with our regenerative tissue matrices to do things that customers just aren’t able to do today.

Tao Levy - Deutsche Bank - Analyst

All right, thanks. And, Mary, for you on the debt side, what’s the total debt number that you’re looking to bring in, and do you have a sense on what you’re playing in interest there?

Marty Landon - Kinetic Concepts - SVP and CFO

Yes, so we’re looking to - because we have a fair amount of cash on our balance sheet and LifeCell does as well, we’re looking at putting a significant amount of cash to work in the financing and it kind of depends upon what the final structure works out as, Tao. But I think if you think in terms of kind of mid single digits in terms of all-in costs, you’re probably in a pretty good place.

Tao Levy - Deutsche Bank - Analyst

Great. Thanks, and just lastly, on the strategic side, Cathy, how should we think about the surfaces business? I mean, is that something that’s core to your long-term strategy, or could that be a source of funds down the road? Thanks.

Catherine Burzik - Kinetic Concepts - President and CEO

We’ve talked a lot about surfaces in the past, Tao, and surfaces remain a core area within KCI. That’s why I referred to this, LifeCell as a new platform for growth. If we manage the surfaces business going forward, we know that this is a tough market that surfaces competes in.

That said, I mean, we believe in really managing this product line for value creation in the long-term. We’ve been really focused here on profitability associated with that business, and so I think you should think about that as continuing into the past – I mean, into the future.

Tao Levy - Deutsche Bank - Analyst

Thank you and good luck.

Operator

Your next question comes from the line of Mark Richter of Jefferies & Company. Please proceed.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Mark Richter - Jefferies & Company - Analyst

Hey, good morning, guys, and congratulations.

Catherine Burzik - Kinetic Concepts - President and CEO

Thank you.

Mark Richter - Jefferies & Company - Analyst

Could you help us think about maybe operating and revenue synergies for the combined businesses, where you sort of see this globally, at least first on the operating expense side. Are you going to have to shut down manufacturing facilities, I mean, firing of redundant salespeople, et cetera. I mean, could you just help us better understand operating and revenue synergies as we try to model this going forward?

Catherine Burzik - Kinetic Concepts - President and CEO

Sure, and so you should — I want to be clear about this. You should not think about this acquisition as an opportunity for cost savings. All right? We think that there will be modest cost savings, and Marty will talk about those in a minute, but we’re really excited about an opportunity to put these two businesses together. However, we intend to continue to utilize the LifeCell sales force as our primarily acute care/operating room sales force.

We continue to see the manufacturing of LifeCell products, both their AlloDerm and Strattice in the Branchburg facility, so you should not think about this in the term of cost synergies. I really encourage you to think about it in terms of revenue synergies. Paul talked about some of these.

It’s the opportunity certainly to both leverage the LifeCell sales force, to really help advance the sales of KCI periods in the operating room. And likewise, KCI sales force, particularly in the U.S., to reach out to those areas that LifeCell does not touch today, like wound care clinics. You should also think about revenue synergy with the whole opportunity here to open up the European marketplace, where LifeCell has no presence at this point. Marty, you want to comment a couple words on the cost — the synergies?

Marty Landon - Kinetic Concepts - SVP and CFO

Yes, Mark, I think what Cathy said is exactly right. I mean, I think you think of this, you heard Paul and Cathy both say this acquisition is about the complementary aspects of these two businesses. So there certainly are going to be some simple things in terms of some G&A things, in terms of two public companies coming together and that kind of thing.

We think that they are some fairly evident things, but this isn’t so much a cost synergy equation as it is about growth and really diversifying the top line. That said, we think there are opportunities as we combine the businesses for things like tax efficiencies, removing some redundancies where we have overlap in terms of some of our cost structure.

So we think the integration here is fairly simple, fairly easy, but I would caution against thinking of this as a pure cost play. This is really about future growth opportunities, future earnings build as we look forward.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Mark Richter - Jefferies & Company - Analyst

Okay, then you briefly touched on this, but is it fair to say that you see a tremendous opportunity upon launching your SWMS product to sort of marry that with Strattice and AlloDerm.

Catherine Burzik - Kinetic Concepts - President and CEO

So, yes. Mark, so let me just tell you a little bit the way we think about that. So today, as Paul mentioned, as we’ve come to know LifeCell and started to talk to more and more surgeons, we understand that today already in the area of this care of complex patients in these open-abdomen situations in particular, surgeons have come to think of the LifeCell products together with KCI’s V.A.C. So that’s the way we think about this currently.

In going forward, we have under development, and I need to be careful here to not disclose too much about the product development stream, but under development, and Todd talked some about this in the analyst day in September, we have under development two key products.

One is our Surgical Wound Management System, which we see utilized both by plastic surgeons and general surgeons to improve the cosmesis and reduce infection of complicated surgeries. So we see a combination here of potential for, A, on the product synergy side, with AlloDerm and Strattice, but also on the selling synergies side, where the LifeCell sales force could represent those products into the operating room.

Likewise, we have under development an application of V.A.C. or of a negative pressure called Vacuum Assisted Tissue Regeneration. That also is another surgical application that once again we think could be sold into the operating room, utilizing LifeCell’s sales force.

Mark Richter - Jefferies & Company - Analyst

Okay, perfect, and then, sorry, last question. Some bears might say you are making this transaction as you may see deceleration or increased competition on the Negative Pressure wound therapy side. Can you comment on these assertions, because I’m sure I’m going to get these questions all day long.

Catherine Burzik - Kinetic Concepts - President and CEO

We understand what some might think, but I think it’s important, Mark, that you really understand the way we look at the negative pressure market opportunity, and I’ve talked about this in the past, and the V.A.C. opportunity. V.A.C. is so underpenetrated today, serving less than 20% of all of the V.A.C.-able wounds. When we talk about 3.4 million V.A.C.-able wounds, 3.6 million V.A.C.-able wounds, on top of the fact that, as you know, we have new products under development to expand our penetration into the overall lower-acuity space.

So KCI, independent of this LifeCell acquisition, KCI remains very bullish about our opportunity associated with V.A.C. therapy, and I won’t go into all the reasons, which I know you know at this point, about the KCI clinical advantage and all the infrastructure and competencies that we have built over the course of the last decade associated with negative pressure therapy.

This transaction is a strategic transaction for KCI. We started thinking about this over a year ago, as I joined the Company. One of the key areas that we identified for future growth platforms was the area of biosurgery and tissue regeneration. It fits so well with our V.A.C. therapy today and with our future plans associated with negative pressure.

So this, as 2007 rolled on and I got more and more familiar with LifeCell’s products, it became very natural for us to think that these two products fit together, and they can only serve to accelerate the growth of the Company going forward.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Marty Landon - Kinetic Concepts - SVP and CFO

Mark, this is Marty. I think it’s pretty simple. I think KCI has had and continues to have a leadership position in a large, underserved market and this acquisition just gives us another leadership position in a large, underserved market, so I think it’s a tremendous acquisition.

Mark Richter - Jefferies & Company - Analyst

Perfect. Thanks, guys.

Operator

Your next question comes from the line of Mike Weinstein of JPMorgan Chase. Please proceed.

Mike Weinstein - JPMorgan Chase - Analyst

Thank you. Can you hear me okay?

Marty Landon - Kinetic Concepts - SVP and CFO

Yes, hi, Mike.

Catherine Burzik - Kinetic Concepts - President and CEO

Hi, Mike.

Mike Weinstein - JPMorgan Chase - Analyst

Great. Morning. A couple of items I just want to clarify, to start with. Marty, the comment about it being accretive to cash earnings during 2009, are you saying that the transaction is accretive for the calendar year 2009?

Marty Landon - Kinetic Concepts - SVP and CFO

Mike, it will become accretive during the year 2009 and be significantly accretive in ‘10 and thereafter.

Mike Weinstein - JPMorgan Chase - Analyst

So that means it could be dilutive the first three quarters and accretive in the fourth quarter? Is that what you’re implying?

Marty Landon - Kinetic Concepts - SVP and CFO

That means it could be that. That means it could be accretive sooner than that.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Mike Weinstein - JPMorgan Chase - Analyst

Okay, but you guys – at this point, do you want to be more specific on what you’re saying about the full year 2009?

Marty Landon - Kinetic Concepts - SVP and CFO

I think we see it there, Mike, as it gives you a sense for, depending on how soon that timing is, and it’s a fairly fine line, it could go either way. But certainly either way, significantly accretive in 2010.

Mike Weinstein - JPMorgan Chase - Analyst

Okay, let me ask questions to the LifeCell team, and I haven’t covered LifeCell but I’m familiar, obviously, with the products and where the company is at right now. My curiosity is why the timing on the transaction from the LifeCell side, with Strattice launching now? Why now? Why not enjoy the benefits of the Strattice launch and if you were going to think about a transaction do it 12 months from now, 24 months from now?

Paul Thomas - LifeCell - Chairman, President and CEO

Yes, this is Paul Thomas, Mike. We were in the midst of finalizing a distribution strategy for Europe when we started expanding the conversations with Cathy and her team about not just distribution but potentially acquiring the company.

We’ve talked about the strategic rationale for that, and I think that we’re very excited about Strattice and what it can mean for the future of our business. We do have a leadership position in regenerative medicine and I think that our Board of Directors and management team felt that this transaction reflected the value of this leadership position in regenerative medicine.

And strategically, it made sense for our customers, our employees and other stakeholders in the Company. So the LifeCell management team, as well as the Board, are fully supportive of this transaction.

Mike Weinstein - JPMorgan Chase - Analyst

Okay and, Marty, let me just clarify also on your commentary about 2009 and beyond. We ran the back-of-the-envelope math this morning on the transaction and just using the Street’s numbers for LifeCell, it implies it’s about 120 basis points accretive to your revenue growth in 2009. And I think you made the comment — I think you said 200 basis points plus accretive to ‘09 and beyond.

So the suggestion is that you’re forecasting a level of growth for LifeCell that’s higher than the current Street expectations. One, is that right? Is our math right? And then, two, if you could just walk us through why you’re forecasting a more aggressive outlook than the Street? Thanks.

Marty Landon - Kinetic Concepts - SVP and CFO

So, two, Mike, we’re not and one is that we said it’s well north of 200 basis points as you look out over the projection period, which for us is that three year to five-year projection period. So we didn’t refer specifically to 2009.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Mike Weinstein - JPMorgan Chase - Analyst

Okay, but you’re saying – because our math was that it’s obviously north of 200 basis points in ‘08, but based on what the Street’s projections are for LifeCell for ‘09 and beyond, it doesn’t get to 200 basis points. Are you using Street forecasts or are you using a different forecast for LifeCell?

Marty Landon - Kinetic Concepts - SVP and CFO

For both companies, we’re using management’s projections as we see the companies together going forward. You can use Street estimates as an approximation for those, but in both cases we sat down and we put together the heads of the management teams to describe what we think this thing can be.

Mike Weinstein - JPMorgan Chase - Analyst

Okay, so in the management’s estimates, I just want to make sure we’re all on the same page here, are management’s forecasts for LifeCell above where the Street is at, and are management’s forecasts for KCI above or below where the Street is at for 2009 and beyond?

Marty Landon - Kinetic Concepts - SVP and CFO

Well I think, again, Mike, it’s putting together the best thoughts of the Company. I don’t know what all the various analyst estimates are. Maybe the one thing that the Street is not considering, if you just put them together, is the synergies that we think come from this thing, because we think there are a reasonable number of synergies and we think that number is well north of $50 million as we look out, again, over the projection period. So just thinking about what the synergies are between the companies on the revenue line. I don’t know if that’s helpful or not.

Mike Weinstein - JPMorgan Chase - Analyst

Okay. That is helpful. Okay, and then lastly, I just want to understand. I might have missed some of this, Cathy. So I’d just like to hear a little bit more on your thoughts on the leverage points of bringing these two companies together within the hospital and with what you just recently did to the sales force, which is in the hospital separate out the back sales force and the servicing sales force.

How does that further shift you within the hospital — it seems like you’re moving now more and more — you want to move more towards the surgery suite rather than just critical care and the general care area that V.A.C. has traditionally been in.

Catherine Burzik - Kinetic Concepts - President and CEO

So, Mike, I’ll repeat just a couple of things that I said here. We’ve looked at the synergies and we’ve discussed them a lot. Internally, we’ve discussed them a lot with Paul and his team and three big synergies jump out to me.

One is the leverage that we’ve talked about, utilizing the sales capability of LifeCell in the operating room today, both in the area of accelerating V.A.C. penetration, but I think also, importantly, in providing really the capability and the resources that we need as we bring our SWMS product, Surgical Wound Management Systems product, into the market.

So we became very interested in the operating room capability of LifeCell because it fit well with where our product development was headed. Likewise, as you rightly point out, we have a very strong sales force capability in the United States and in Europe. One of the things we will be working on is how best to utilize that sales capability.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

In the preliminary discussions that I’ve had with Woody Staub and with Paul, we clearly understand that with the limited size of the LifeCell sales force, there are certain areas, and we talked about the area of chronic wounds. We talked about the area of wound care centers, where the LifeCell folks don’t call on that, those centers, at all today. That is obviously a major call point for KCI and for our sales force in the area of chronic wounds, where you know chronic wounds is a large and growing part of KCI’s wound care platform

So we see a real opportunity, hopefully, as we cross-train our folks to be able to reach and sell LifeCell products into some areas where they’re not sold today. Additionally, we will build capability within Europe. We will leverage — I’ll call it the infrastructure functions we have in Europe, our reimbursement capability, our regulatory capability, our market-development capability in Europe.

And there have been significant discussions with Paul and his team, as we were considering being one of these European distribution partners for LifeCell, I think we have a pretty strong perspective now on how we want to go about Europe, which countries we would go to first, et cetera. And we understand what capability we have and what capability we would need to build in preparation for our European launch.

And then, lastly, I would talk about the R&D synergies. I’m passionate about R&D and about R&D investment for the future. I think you know that, Mike. And so you have an opportunity here now, as Todd Fruchterman has continued to build biological capability, microbiological capability and molecular biological capability within KCI. As we look towards the future, this fits very naturally with what Paul and his team have developed at LifeCell.

So we see an opportunity here as we bring together these capabilities to really envision products that neither company would have been able to envision bringing to the market themselves, all in this area of tissue repair, tissue regeneration and the broad area of healing. So I hope that helps you understand how I think about the synergies of this deal.

Mike Weinstein - JPMorgan Chase - Analyst

That is helpful. Let me just ask one last question. And, Cathy, what I would like to talk about here is just a little bit about the team that is going to be pulling everything together. We’ve seen it in MedTech over the last three years to four years, there have been a number of transactions that haven’t gone well and it’s caused issues over the next couple of years for the acquirers.

So could you talk to us a little bit about the management team that will be pulling the two companies together and some of their experience on M&A, then I’ll drop. Thanks.

Catherine Burzik - Kinetic Concepts - President and CEO

Definitely, happy to do that, because we’ve thought a lot about that. And I think from the beginning, as Paul and I got to know each other, part of what is really important, I’ve learned, in all the deals I’ve done in the last many years, is the cultural fit of the two companies. And there is a remarkable cultural fit between LifeCell and KCI, probably the best cultural fit that I’ve ever seen when I’ve looked at deals coming together.

So while you can’t do everything based on cultural fit, I think it’s an important fundamental. I think in the course of how we dealt with each other in the last many months, trust has been built between the organizations. I also think that has enabled us to really come in and know the members of Paul’s management team and Paul knowing the members of our management team.

Likewise, many folks from my management team that I have brought in do come from an environment of biosurgicals. I think you know that Todd ran that area in R&D at Ethicon and Woody Staub has sold products in this space during his career at J&J. So there is some knowledge on my management team of this space.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

A number of us also, including myself, have been through a number of integration experiences. I won’t say that we know all the watch-outs, but I’ll say that we’ve talked about the watch-outs. I think that we’re going into this very committed, both sides, to put the right integration team together. We will immediately begin that process so that we understand how to execute on this overall transaction.

So we’re going to do this, Mike, in a very thoughtful way, but it will be a way that I am extremely committed to, I think Paul is extremely committed to. His management team is very excited — Paul, you might want to comment on that, but very excited about joining KCI, and I think that will also go a long way here too, as we look forward to the integration.

Paul Thomas - LifeCell - Chairman, President and CEO

Yes, this is Paul Thomas, Mike, and just to reinforce Cathy’s remarks, I think that the management teams at LifeCell and KCI have had a significant opportunity to get to know one another, first through initial discussions around the distribution partnership and later, as we considered this broader transaction.

I do think that they bring complementary skills to the party, so to speak, and I think that Cathy’s team has really shown a lot of diligence and sensitivity around the issue of how you integrate an acquired company. And I can speak for myself and for the LifeCell management team in that we’re excited about this transaction. We think this makes tremendous strategic sense for all of our stakeholders and we’re all committed to make this transaction successful.

Operator

Your next question comes from the line of Michael Matson of Wachovia. Please proceed.

Michael Matson - Wachovia - Analyst

Hi, thanks for taking my question. I guess I’ll start with Paul. Were there other bidders for LifeCell?

Paul Thomas - LifeCell - Chairman, President and CEO

Well, Mike, we have a fiduciary responsibility as a Board of Directors to make sure we get the best price for this business and what I can say is that we did all the appropriate diligence in that regard and KCI came out on top.

So we think it makes sense in terms of the value creation for our shareholders, obviously, and then beyond that, we think it creates value for our other stakeholders, our employees and the customers and patients that we serve. So we’re quite pleased, and we believe this represents the best value for LifeCell’s shareholders.

Michael Matson - Wachovia - Analyst

Okay, that’s helpful. And then a question for Marty. Of the $1.7 billion that you’re paying for LifeCell, about roughly what percentage of that will be classified as intangible assets and what’s the timeframe that you expect to be amortizing those over.

Marty Landon - Kinetic Concepts - SVP and CFO

Yes, so we would expect that it’s similar to other transactions of this type. I think you can be thinking in the neighborhood of 25%, maybe as high as 30%, on the definite [lived] intangibles and you’d probably be looking at a life somewhere in the neighborhood of — an amortization period somewhere in the neighborhood of ten years, round numbers. I think if you use those kinds of things you’re probably in a fairly good place.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Michael Matson - Wachovia - Analyst

Okay, and then just wanted to focus a little bit more on the international strategy. Are you going to be trying to sell the, or is KCI going to be trying to sell the LifeCell products through its existing KCI distributors or reps in international markets, or are you going to establishing kind of a specific LifeCell sales force outside the U.S.?

In other words, you have two sales forces in the U.S. It sounds like you’re keeping that. Is that going to be how you bring it to market in Europe?

Catherine Burzik - Kinetic Concepts - President and CEO

So, Mike, it’s Cathy. As we have learned about the European environment, we will start to build new sales capability within Europe to support the Strattice product. That said, I think particularly within Europe, where we don’t really have a home care business. As you know, we’re focused on growing that, but we don’t really have that today, our sales force is pretty savvy about the operating room there and pretty savvy about V.A.C. placement in the operating room.

So I think some of what we populate into the sales force as more focused on the lifestyle products may come from some of the current KCI sales force. We’re not going to know that until we really get into it and start interviewing people. You’re aware that I recently brought in an executive who I really, really trust a lot and admire. He’s worked for me for some time, TLV Kumar. TLV I anticipate now will be working closely with Paul and his team to exactly identify what the capabilities are that we need in that sales force and then also to, importantly, understand which countries and which applications we’re going to actually launch into first.

Michael Matson - Wachovia - Analyst

Okay, and then another question for Paul. What does this mean in terms of some of your distribution agreements? For example, in the orthopedics area, particularly with regards to the diabetic foot ulcers application for AlloDerm and Strattice. That seems like there would be some synergies there with KCI. Is KCI going to be able to sell it for those applications, and does this have any impact on any of those distribution agreements?

Paul Thomas - LifeCell - Chairman, President and CEO

So the distribution agreements that we have in place with partners such as Boston Scientific, Wright Medical, [Striker], Biohorizons, those relationships will all stay intact. With respect to your question on chronic wounds, per se, we have as part of our partnership with Wright Medical, granted them rights to sell the AlloDerm product in chronic wounds to podiatrists only.

So we’ve really sort of carved out a segment of the chronic wounds market that Wright Medical has rights to. That is the only distribution rights that have been granted to a partner. Strattice is completely unencumbered and even AlloDerm is only focused on wounds that are treated by podiatrists.

And as you know, many of these wounds are treated by general surgeons and plastic surgeons and other caregivers. So I think that we’re largely unencumbered with respect to what we may want to do with chronic wounds, together with KCI.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Michael Matson - Wachovia - Analyst

Okay, that’s helpful. And then I guess just one more question for Cathy, not really related to the deal, but just wondering if you could give us any kind of update on what you’re seeing from a competitive standpoint with V.A.C., now that Smith & Nephew is out there selling their product. Have you see them in your accounts? What are you seeing?

Catherine Burzik - Kinetic Concepts - President and CEO

Sure, Mike, I’ll speak a little bit. And clearly, when Marty and I do a conference call, the Q1 earnings call in the end of April, we’ll give you a thorough update on that. We have continued to say that we see competition in Europe and in the United States. That said, our confidence in the V.A.C. product and the outcomes associated with V.A.C. continues to be extremely strong. So — and as I said, Marty and I will give you more color on that when we talk at the end of April.

Michael Matson - Wachovia - Analyst

All right, that’s all I’ve got. Thanks.

Catherine Burzik - Kinetic Concepts - President and CEO

You’re welcome.

Operator

Your next question comes from the line of Jayson Bedford of Raymond James. Please proceed.

Jayson Bedford - Raymond James - Analyst

Good morning, thanks for taking the questions.

Catherine Burzik - Kinetic Concepts - President and CEO

Hi, Jayson.

Jayson Bedford - Raymond James - Analyst

First, can you just walk me through the decision to buy LifeCell versus the choice to be the European distribution partner? I’m just thinking kind of why not test drive Strattice in Europe before you buy the company?

Catherine Burzik - Kinetic Concepts - President and CEO

So, Jayson, and maybe Marty will comment in a couple minutes about that, too. We thought strategically about how best to go forward and do that. As we learned more and more during the course of the European distribution-ship, we started look at these other — the discussions around the European distribution-ship. We started to really understand LifeCell a lot. We really started to understand their R&D capabilities and the capabilities of their commercial organization.

And as I said, this fit so well into the overall strategy that we started down in the early 2007 timeframe, it just seemed prudent that if you were going to fully realize the opportunity that we had here, it was best to own the company rather than just have a distribution agreement, limited to Europe. So we looked at all of these alternatives, we evaluated them and we made the decision that this was the right answer for KCI.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Marty Landon - Kinetic Concepts - SVP and CFO

Yes, particularly on the scientific side of things, how Paul and his team think about the opportunities and how they serve patients and how we think about how to best serve patients and how we can improve patient outcomes. So much of that was complementary and in some cases synergistic that it just makes a lot of sense that we think there are some neat opportunities that can come from this combination, beyond just being a geographic extension to the business.

Jayson Bedford - Raymond James - Analyst

Okay, besides Strattice, are there other products in the LifeCell pipeline that we don’t know of?

Paul Thomas - LifeCell - Chairman, President and CEO

Yes, this is Paul, Jayson. As you know, we’ve talked mostly about new applications for AlloDerm and Strattice and more specifically on Strattice. Going forward in 2008, we think there is a significant opportunity to expand the use of Strattice beyond the current markets of challenging hernia repair and breast recon following mastectomy into areas of sort of classic breast reconstruction. So these would be to correct mal-position of an implant or rippling or other complications that you see in aesthetic procedures.

So we’ve talked about expanding into that application towards the end of this calendar year. We’ve also teed up another opportunity that we think is quite interesting, which is the use of Strattice in inguinal hernia repair. As you know, there are more inguinal hernias than any other type of hernia, somewhere north of 7,000 procedures done annually in the U.S. alone.

And then, a bit longer-term in our pipeline, we have not just — not only new applications, but the opportunity to combine the Strattice material with some other technologies to do things like creating an ACL or vascular conduit or other things that are a bit further down the road.

So we think there is a whole portfolio of opportunities, some near-term and lower risk and some a little bit further out and a little bit higher risk. But we like very much the balance of opportunities that we see in our development pipeline.

Jayson Bedford - Raymond James - Analyst

Okay, thanks, Paul. That’s helpful. I guess just the last two, on the European opportunity, I was a little unclear, when will you enter this market? And then through your diligence, what do you think are the biggest challenges you’ll face?

Catherine Burzik - Kinetic Concepts - President and CEO

So, Jayson, LifeCell has already applied for CE Marking within Europe, and I believe that certainly sometime in the latter half of this year, calendar year, we would expect the CE Marking to be approved in Europe. We have analyzed the five major countries within Europe and have our analysis on that, on which ones we should enter first and with which application.

And so we will be working with - well, Paul will be working with TLV to actually flesh out those plans, certainly, and commencing immediately. So my view would be as rapidly as possible as we get the plans together with TLV, we will begin to execute and to build the capability.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Jayson Bedford - Raymond James - Analyst

Okay, and then just my last question, I just wanted to gauge your enthusiasm for Strattice. Is it fair to assume that you would not be buying LifeCell if they didn’t have Strattice? And then, I guess, let’s say domestically, a couple of years from now, how do you see the Strattice versus AlloDerm revenue split?

Catherine Burzik - Kinetic Concepts - President and CEO

So I think it’s very safe to say that our management team is very enthusiastic about Strattice. We have been talking to LifeCell now for many months and we have watched Strattice as a potential product turn into a very real product at this point in time.

And I don’t know, Paul, to what extent you’ve disclosed mix of the future, for the future, but we certainly — I just want to emphasize here, Jayson, the due diligence that we did as a company was very much focused around understanding the Strattice opportunity, being confident in that opportunity.

And, clearly, I think the transaction that we are executing right now demonstrates the fact that KCI feels very strongly about the viability of Strattice.

Paul Thomas - LifeCell - Chairman, President and CEO

Yes, I would just add that we grow, at LifeCell, increasingly bullish on Strattice as we’ve seen it used in more and more patients and these patients are further and further out. We’re very excited about what that means for our business, not just in the U.S. but globally, and also as a platform to do things we’re not able to do with the human-based product, and we’ve talked about some of those things. I think Strattice is an excellent opportunity, and as I said, we grow more bullish by the day as we continue to get very positive feedback from our customers who have used Strattice.

In terms of the mix of product going forward, it’s very difficult to project what percent of our product portfolio will be represented by Strattice and over what period of time. I think that if Strattice continues to live up to its early promise that clearly three years to five years down the road it could very well represent the majority of our revenues. But it’s still a bit early to make a firm prediction about the mix of products other than to say the feedback on Strattice has been very, very encouraging at this point.

Jayson Bedford - Raymond James - Analyst

Okay, thank you.

Operator

Ladies and gentlemen, it appears we have time for one additional question, and that question comes from the line of Ed Shenkan of Needham & Company. Please proceed.

Ed Shenkan - Needham & Company - Analyst

Thanks for taking the question. Congratulations.

Catherine Burzik - Kinetic Concepts - President and CEO

Thank you, Ed.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Ed Shenkan - Needham & Company - Analyst

What are the split-up fees for both parties on this deal, if —should the deal not close? What are the breakup fees?

Catherine Burzik - Kinetic Concepts - President and CEO

And that is not — we obviously have negotiated that with LifeCell and that’s not something that we’re publicly disclosing. You could think of them as customary in nature.

Ed Shenkan - Needham & Company - Analyst

Is it only that LifeCell gets a breakup fee, or is there a breakup fee that LifeCell would pay KCI, should it break up?

Catherine Burzik - Kinetic Concepts - President and CEO

I think you should just think about this as kind of a customary level transaction.

Ed Shenkan - Needham & Company - Analyst

Okay, and let’s see, as far as the European distribution of Strattice, would there be other companies that would help on the distribution for hernia or for breast or is KCI’s sales force large enough to cover all of that?

Catherine Burzik - Kinetic Concepts - President and CEO

Our current thinking, Ed, and perhaps Paul will want to comment on this, but our current thinking, as we’ve looked at this, is on the five key countries that we’re talking about for the first-order launch here, clearly KCI, between its current capability and capability that we would augment, we see ourselves as being the direct distributors of the product.

When it comes to perhaps more international expansion, as we go on, maybe yes, but I have a personal bias toward direct sales forces.

Paul Thomas - LifeCell - Chairman, President and CEO

Yes. And I would reinforce what Cathy has just said, Ed. As you know, in our conversations, I believe our direct sales presence in the U.S. is a strategic asset, quite frankly. And the opportunity to do that on a global basis certainly in the major markets, I think is one of the compelling reasons to move forward with this transaction. And as well, as we’ve talked about, since KCI has a fairly commanding presence in the chronic wound arena, not just in the U.S., but globally, again, we can now put another direct presence into that market, which is quite attractive in many ways.

So I think it’s really quite compelling to control your own distribution channel and to build out those capabilities, not just for the current products in KCI and LifeCell portfolios, but other things that we may develop or acquire down the road. So I think a dedicated distribution channel is a real asset for the combined company.

Ed Shenkan - Needham & Company - Analyst

So you’ll have your own sales force in Europe, and in breast, is there any sales force right now, or will that just be a built?

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Paul Thomas - LifeCell - Chairman, President and CEO

Well to Cathy’s point, I think we have to assess what’s in place in Europe and we’ll make whatever adjustments that we think are appropriate as our combined teams look at that. And I suspect that we will probably, as we have in the U.S., have a single sales organization that calls on both the general and the plastic surgeon.

As you know, we do not segregate our sales organization to have one specialize in the generals and the others in the plastic, because there’s a lot of crossover and commonality between those groups. And you can access them at the same call point.

So that’s something in consultation with the team that Cathy has in place in Europe, we’ll make some determinations and make the appropriate adjustments.

Ed Shenkan - Needham & Company - Analyst

Paul, to follow up on an earlier question that you looked at all strategic parties when you looked at selling the company, could you tell us, were other offers put forward, and were they cash offers, or might they have used other financing?

Paul Thomas - LifeCell - Chairman, President and CEO

Yes. And, Ed, just to clarify, neither myself nor anyone on the Board was looking to sell LifeCell. This was really a progression of a discussion we were having with KCI as a potential distributor for our products, OUS. And in that context, Cathy approached me and we had a conversation, and as that conversation blossomed over time, we both saw a compelling reason for our respective shareholders as to why you would want to move forward with this transaction. And as I said earlier, the LifeCell management team and the Board of Directors unanimously support this transaction.

And as I also mentioned, as a Board we have fiduciary responsibility to make sure we’re getting the best price for our shareholders, and we did the appropriate work to satisfy ourselves that KCI actually represented the best value. So I don’t want to actually get into specific conversations about other suitors and the nature of those discussions other than to say, at the end of the day, KCI was the best choice for LifeCell.

Ed Shenkan - Needham & Company - Analyst

Thanks very much. Congratulations.

Catherine Burzik - Kinetic Concepts - President and CEO

Thank you.

Operator

This concludes our Q&A session. I will now hand the call back to Mr. David Holmes for closing remarks.

David Holmes - Kinetic Concepts - Director, IR

We appreciate your help, Nakita, and thanks to each of you for your interest and participation in today’s call. On behalf of the KCI and LifeCell teams, thank you and have a great week.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 9:00AM, KCI - KCI to Acquire LifeCell for $1.7 Billion in Cash Creating a Global Medical Technology Leader

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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Important Information

The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of LifeCell. At the time the tender offer is commenced, KCI and its wholly-owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Leopard intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. KCI, its wholly-owned subsidiary and LifeCell intend to mail these documents to the stockholders of LifeCell. These documents will contain important information about the tender offer, and stockholders of LifeCell are urged to read them carefully when they become available. Stockholders of LifeCell will be able to obtain a free copy of these documents (when they become available) and other documents filed by LifeCell or KCI with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from KCI by contacting KCI at 8023 Vantage Drive, San Antonio, TX 78230, Attention: Investor Relations.

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